UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 27, 2002

LEAPFROG ENTERPRISES, INC.

(Exact name of registrant as specified in its chapter)

Delaware	1-31396	95-4652013
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6401 Hollis Street, Suite 150 Emeryville, California	94608-1071
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 420-5000

Item 5. Other Events.

On November 21, 2002, all outstanding shares of our Series A preferred stock automatically converted into our Class A common stock on a one-for-one basis. Accordingly, 2.0 million shares of our Series A preferred stock were converted into 2.0 million shares of our Class A common stock.

Under the terms of our amended and restated certificate of incorporation, our Series A preferred stock automatically converts into Class A common stock if the closing price of our Class A common stock equals or exceeds $18.75 per share for 30 consecutive trading days and the aggregate value of all of the outstanding, freely tradable Class A common stock held by persons other than our affiliates equals or exceeds $100 million. During the 30 trading days between October 11, 2002 and November 21, 2002, the closing price of our Class A common stock on the New York Stock Exchange was equal to or greater than $18.75 per share. Also, based on the November 21, 2002 closing price of $31.10 per share, the requirement that the aggregate value of all of the outstanding, freely tradable Class A common stock held by persons other than our affiliates being equal to or greater than $100 million was also met.

Our Series A preferred stock had certain preferences and rights that terminated upon the automatic conversion of the Series A preferred stock into Class A common stock, including the following terminated rights:

•	Liquidation Rights. The right of first distribution of our remaining assets, after payment of our debts or other liabilities, in the event of a liquidation, dissolution or winding up of our affairs, up to an amount per share equal to the greater of (i) $12.50 per share of Series A preferred stock or (ii) the aggregate amount that would be distributed to a holder of a share of Series A preferred stock who had converted the share to Class A common stock prior to the distribution, assuming that all shares of Series A preferred stock had been converted to Class A common stock prior to the distribution.

•	Merger. The right to receive (i) any registration or other rights given in the event of a merger or acquisition to holders of Class B common stock and (ii) the liquidation amount as set forth in the preceding section.

•	Redemption. The right to require us to redeem all or a portion of the shares of Series A preferred stock held by the Series A preferred stockholders on September 22, 2006, at a per share price equal to the greater of (i) $12.50 or (ii) the fair market value of a share of Series A preferred stock on September 22, 2006.

•	Other Rights. The right to purchase any new equity securities that we proposed to issue based on the Series A preferred stockholder’s pro rata ownership of our stock, with the exception of certain types of equity issuances.

As of November 25, 2002, our total outstanding capital equity was 15,681,321 shares of Class A common stock, par value $0.0001, and 38,678,831 shares of Class B common stock, par value $0.0001.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LeapFrog Enterprises, Inc. (Registrant)

Date: November 27, 2002	By:	/s/ James P. Curley

James. P. Curley Chief Financial Officer